Exhibit 99.3

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) of TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his or her biographical information in the Registration Statement.

/s/ M. Bradley Smith
Signature

M. Bradley Smith
Printed Name

5/24/17
Date